ZAYO GROUP ANNOUNCES ADD-ON TO TERM LOAN FACILITY

BOULDER, Colo. - May 19, 2014 - Zayo Group, LLC (“Zayo”), announces it has successfully completed the amendment of its credit agreement, including a $275 million add-on to its term loan facility.

The $1.74 billion term loan facility was increased by the $275 million to $2.015 billion and will bear interest at the existing rate of LIBOR plus 3.00 percent, with a minimum LIBOR rate of 1.00 percent. The $275 million add-on was priced at 99.5. No other terms of the credit agreement were amended.

A portion of the offering proceeds were used to re-pay Zayo’s $150 million of borrowings on its revolving credit facility, which was drawn to help fund its previously announced acquisition of Geo Networks Ltd (“Geo”), a London-based dark fiber provider. The remaining proceeds will be used to fund Zayo’s previously announced acquisition of Neo Telecoms Group (“Neo”), which is expected to close on July 1, 2014, and for general corporate purposes.

Barclays, RBC Capital Markets and Morgan Stanley served as joint bookrunners on the offering.

About Zayo Group

Based in Boulder, Colo., Zayo Group provides comprehensive Bandwidth Infrastructure services in over 300 markets throughout the US and Europe. Zayo delivers a full suite of managed services and dark fiber products to wireline and wireless customers, data centers, Internet content providers, high-bandwidth enterprises, and government agencies across its robust 77,000 route mile network. The company also offers 27 carrier-neutral colocation facilities across the US.  Please visit www.zayo.com for more information about Zayo and its fiber solutions.

Media Contact
Linhart Public Relations for Zayo
Ashley Campbell
ACampbell@linhartpr.com
(303) 951-2568